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Exhibit 99.1

FOR IMMEDIATE RELEASE

ADVANSTAR RELEASES THIRD QUARTER 2004 RESULTS

        New York, NY—November 3, 2004—Advanstar Communications Inc., a leading worldwide provider of B-to-B marketing and business information products and services, reported today its operating results for the third quarter and nine months ended September 30, 2004. Revenue in the third quarter of 2004 increased 35.2% to $99.8 million from $73.8 million in the third quarter of 2003. Operating income in the third quarter of 2004 increased $7.9 million, or 79.6%, to $17.8 million from $9.9 million in the third quarter last year. Loss from continuing operations in the third quarter of 2004 declined $14.6 million, or 81.8%, to $3.2 million from $17.8 million in the third quarter last year. Net loss in the third quarter of 2004 was $9.8 million, which includes a $6.6 million loss from discontinued operations related to the sale of our German trade show business, compared to a net loss of $18.1 million in the third quarter of 2003. Results in the third quarter of 2004 reflect the acquisition of the Thomson Healthcare properties completed in October 2003.

        Revenue in the first nine months of 2004 increased 30.6% to $304.3 million from $233.1 million in the first nine months of 2003. Operating income in the first nine months of 2004 improved $17.2 million, or 52.4%, to $50.0 million from $32.8 million in the first nine months of 2003. Results from continuing operations improved 39.7% to a loss of $11.9 million in the first nine months of 2004 from a loss of $19.7 million for the same period last year. Net loss in the first nine months of 2004 was $21.5 million, which includes a $9.6 million loss from discontinued operations related to the sale of our art trade show and publications, French joint venture and our German trade show business, compared to a net loss of $16.8 million in the comparable period of 2003. Results in the first nine months of 2004 reflect the acquisition of the Thomson Healthcare properties completed in October 2003.

        The Company generated cash from operations of $11.8 million through September 2004 compared to $20.6 million in the comparable period of 2003. Cash generated from operations in 2004 was negatively impacted by sold and discontinued trade shows and a change in the timing of payment processing on accounts payable.

        EBITDA in the third quarter of 2004 increased $7.6 million, or 34.4%, to $29.9 million from EBITDA of $22.3 million in the third quarter of 2003. EBITDA in the first nine months of 2004 increased $15.1 million, or 21.3%, to $85.8 million from EBITDA of $70.7 million in the first nine months of 2003.

        Joe Loggia, President and CEO of Advanstar said, "Our results in the third quarter were in line with our expectations. We have continued to invest in key areas of our business and are beginning to realize the benefits. Our Fall MAGIC event was successful, and the addition of new exhibit areas, show features and events was well-received. We experienced a solid increase in square footage, revenue and show attendance compared to last year. Our publishing group performed well and all preliminary indicators are positive for our newest consumer magazine which was launched in September and targets the dirt sports industry. Additionally, the integration of the Thomson healthcare properties is continuing to proceed as planned. Infrastructure and process improvements and the expansion of our products and services in our focused industry sectors remain a priority as these are key drivers to future revenue growth and increased returns."

Quarterly Segment Operating Summary

Trade Shows and Conferences:

        Revenue from trade shows and conferences increased $5.9 million, or 14.9%, to $45.9 million in the third quarter of 2004 due to the strong performance of the fall 2004 MAGIC event, which increased total square feet and revenue more than 12% compared to the fall 2003 event. Our IVT pharmaceutical conferences acquired in March 2004, and the Central Veterinary Conference acquired in October 2003, contributed $3.5 million of revenue in the quarter. These revenue gains were partially offset by poor performance in technology events held during the quarter.

        Contribution margin from trade shows and conferences increased $3.0 million, or 13.5%, to $25.6 million in the third quarter of 2004 from $22.6 million in the third quarter of 2003. This increase was due to the strong results generated by the Company's fall MAGIC event, as well as the IVT and Veterinary conferences, as discussed above, partially offset by the performance of our technology events in the quarter.

Publications:

        Revenue from publications increased $19.0 million, or 63.3%, to $49.1 million in the third quarter of 2004 from $30.1 million in the third quarter of 2003. The Company's healthcare and pharmaceutical publications contributed approximately $18.7 million in revenue to this increase, which included $16.6 million from the Thomson healthcare properties acquired in October 2003.

        Revenue was also driven by strong performances by American Spa; Video Store; Hotel & Motel Management; Golfdom; Pest Control and Motor Age as well as the launch of two new publications, Off Road Retailer and Dirt Sports, in the off road truck and dirt sports markets. The positive performance of these publications was partially offset by revenue reductions attributable to the sale of certain UK publications in December 2003 and declines in our technology and travel publications. Overall advertising pages for the third quarter increased 36.3%, principally due to our healthcare and pharmaceutical publications.

        Contribution margin from publications in the third quarter of 2004 increased $4.8 million, or 53.9%, to $13.9 million from $9.1 million in the third quarter of 2003. This increase was principally due to the acquisition of the Thomson publications and the revenue growth from Advanstar's other publications discussed above.

Market Development and Other:

        Revenue from market development and other in the third quarter of 2004 increased 26.4% to $4.8 million from $3.8 million in the third quarter of 2003. The increase reflects positive results in classified and recruitment advertising, list sales and permissions, which were principally the result of the Thomson healthcare acquisition.

        Contribution margin from market development and other in the third quarter of 2004 increased $0.9 million, or 51.0% to $2.6 million from $1.7 million in the third quarter of 2003, due to higher revenue.

        Department and support costs increased $0.7 million to $1.4 million compared to the third quarter of 2003 due to a larger departmental production staff costs related to the Thomson acquisition and additional staff related to a pending launch of publications serving the powersports market.

General and Administrative:

        General and administrative costs increased $2.2 million to $10.2 million in the third quarter of 2004 from $8.0 million in the third quarter 2003. The increase is primarily due to higher office and administrative costs attributable to the acquisition of the Thomson healthcare properties and increased costs for Sarbanes-Oxley compliance and implementation.

        In the third quarter of 2003 Advanstar recorded a restructuring charge of $2.1 million related to the consolidation of the Company's midtown New York leased office space from two floors to one floor.

Year to Date Segment Operating Summary

Trade Shows and Conferences:

        Revenue from trade shows and conferences increased $9.6 million, or 7.7%, to $135.7 million in the first nine months of 2004 from $126.0 million in the first nine months of 2003. The increase reflects strong performances from MAGIC, as well as the Powersports motorcycle, License and Home Entertainment events. Our acquisitions in October 2003 of a veterinary conference from Thomson, and in March 2004 of pharmaceutical conferences from IVT, combined with new product launches, contributed additional revenue of $6.8 million in first nine months of 2004 compared to 2003. These revenue gains were partially offset by three fewer events being held which served our technology and beauty markets, revenue reductions attributable to the sale of certain UK events in December 2003, the cancellation of Industry 212 and declining performance of our technology events.

        Contribution margin from trade shows and conferences increased $5.1 million, or 7.6%, to $72.7 million in the first nine months of 2004 from $67.6 million in the first nine months of 2003. The increase reflects strong results generated from MAGIC and events serving the Licensing, Motorcycle and Home Entertainment markets, as well as the effect of the Thomson and IVT acquisitions and new product launches, as discussed above. These increases were partially offset by lower performance levels of events serving our technology and east coast fashion markets as well as the impact of investments made in our MAGIC and Powersports events to pursue further revenue growth opportunities.

Publications:

        Revenue from publications increased $58.4 million, or 61.1%, to $154.0 million in the first nine months of 2004 from $95.6 million in the first nine months of 2003. The Thomson healthcare properties acquired in October 2003 contributed $55.6 million in revenue. Revenue was also driven by strong performances from our specialty care healthcare publications; our pharmaceutical and science publications; DVM; American Spa; Pharm Tech Europe; Video Store; Motor Age and several product launches. These increases were partially offset by continued declines in the performance of our travel publications and revenue reductions attributable to the sale of certain UK publications in December 2003. Overall advertising pages increased 31.5%, principally due to our healthcare and pharmaceutical properties.

        Contribution margin from publishing in the first nine months of 2004 increased $15.5 million, or 51.7%, to $45.4 million from $29.9 million in the first nine months of 2003. This increase was due primarily to our healthcare and pharmaceutical publications, including the Thomson publications acquired in the fourth quarter of 2003.

Market Development and Other:

        Revenue from market development and other in the first nine months of 2004 increased $3.2 million, or 27.5% to $14.7 million from $11.5 million in the first nine months of 2003. The increase is due to positive results in classified and recruitment advertising, list sales and reprints, principally from the Thomson healthcare acquisition.

        Contribution margin from market development and other in the first nine months of 2004 increased $3.3 million, or 71.3% to $7.8 million in the first nine months of 2004 from $4.6 million in the same period of 2003, due to higher revenue and the effects of cost savings.

        Department and support costs in the first nine months of 2004 increased $2.0 million to $4.6 million, due to increased staffing related to the Thomson acquisition.

General and Administrative:

        General and administrative costs increased $6.1 million to $31.8 million in the first nine months of 2004 from $25.7 million in the first nine months 2003, due to increased administrative costs attributable to the acquisition of the Thomson properties, investments in new management in the Company's healthcare group and increased costs for Sarbanes-Oxley compliance and implementation.

        In the third quarter of 2003 Advanstar recorded a restructuring charge of $2.1 million related to the consolidation of the Company's midtown New York leased office space from two floors to one floor.

Discontinued Operations

        During the second quarter of 2004, Advanstar committed to the sale its 65% ownership interest in our French joint venture ("SeCA") for $3.1 million in cash. The Company subsequently finalized the sale in the third quarter of 2004. The results of SeCA are reported separately as discontinued operations, and are not included in reported revenue, contribution margin or EBITDA in either the current or prior year. The Company's 65% share of the full year 2003 revenue and operating income was $2.6 million and $0.5 million, respectively. A goodwill impairment charge of $9.4 million was recorded in the second quarter with respect to the sale. This charge is reported as a component of discontinued operations for the nine months ended September 30, 2004.

        During the third quarter of 2004 Advanstar sold its German trade show business ("DMS") for $1.7 million in cash. The results of DMS are reported separately as discontinued operations, and are not included in reported revenue, contribution margin or EBITDA in either the current or prior year. The full year 2003 revenue and operating income was $2.0 million and $0.1 million, respectively. The Company recorded a third quarter goodwill impairment charge of $6.2 million with respect to the sale. The charge is reported as a component of discontinued operations for the three and nine months ended September 30, 2004.

Conference Call Information

        Advanstar will hold a conference call to review third quarter 2004 results today at 2:00 p.m. Eastern. The call can be accessed by dialing 1-800-399-1392 with access code number 1791529. A copy of this release will also be available at our website, www.advanstar.com.

Advanstar Communications Inc.
Summary Financial Information
(Unaudited)
(in thousands)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenue:
Trade shows and conferences	$45,864	$39,923	$135,662	$126,021
Publications	49,095	30,057	153,999	95,576
Market development and other	4,842	3,832	14,658	11,499

Total revenue	99,801	73,812	304,319	233,096
Contribution margin(1):
Trade shows and conferences	25,615	22,571	72,741	67,634
Publications	13,932	9,054	45,367	29,903
Market development and other	2,593	1,717	7,833	4,573
Department and support costs	(1,411)	(757)	(4,620)	(2,581)

Total contribution margin	40,729	32,585	121,321	99,529
General and administrative expenses	10,209	8,002	31,758	25,688
Restructuring charge	—	2,051	—	2,051
Provision and funding of affiliated dot com company operations	308	107	3,071	742
Depreciation and amortization	12,423	12,519	36,514	38,258

Operating income (loss)	$17,789	$9,906	$49,978	$32,790
Net income (loss)	$(9,848)	$(18,149)	$(21,529)	$(16,753)
Cash flows provided by (used in):
Operating activities	15,783	8,163	11,813	20,560
Investing activities	2,316	(1,261)	10,091	(4,466)
Financing activities	(825)	118,612	(11,177)	107,816
Other data:
EBITDA(2)	$29,940	$22,278	$85,773	$70,699
(1)
Contribution margin is defined as net revenue less cost of production and selling, editorial and circulation costs.

(2)
A reconciliation of the differences between this non-GAAP financial measure and the most directly comparable GAAP measure can be found at the end of this press release.

About Advanstar

        Based in New York, NY, Advanstar Communications Inc. (www.advanstar.com) is a worldwide business information company serving specialized markets with high quality information resources and integrated marketing solutions. Advanstar has 76 business magazines and 21 directories, 58 tradeshows and 36 conferences, numerous Web sites, and a wide range of print and electronic direct marketing, database and reference products and services. Advanstar serves targeted market sectors in the automotive, beauty, e-learning, call center, digital media, entertainment/ marketing, healthcare, fashion & apparel, pharmaceuticals, powersports, science, telecommunications and travel/ hospitality industries. The Company has roughly 1,400 employees and currently operates from multiple offices in North America, Latin America, Europe and Asia.

        The statements contained in this press release and our other oral and written statements that are not historical in nature are forward-looking statements that involve risks and uncertainties. Although management of Advanstar believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of Advanstar's business, there can be no assurance that they in fact will be realized. Numerous factors may affect Advanstar's actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of Advanstar including such factors listed from time to time in Advanstar's reports filed with the Securities and Exchange Commission including the factors described in post effective amendment no. 1 to our registration statement on Form S-1 (333-111155) filed April 16, 2004 under the heading "Risk Factors." Advanstar does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

        In this press release we disclose various non-GAAP financial measures as defined by SEC Regulation G, including EBITDA. A reconciliation of the differences between the GAAP financial measures and the non-GAAP financial measures can be found at the end of this press release.

Advanstar Communications Inc.
Statements of Operations
(Unaudited)
(in thousands)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenue	$99,801	$73,812	$304,319	$233,096

Operating expenses:
Cost of production	19,173	13,803	58,822	45,527
Selling, editorial and circulation	39,899	27,424	124,176	88,040
General and administrative expenses	10,209	8,002	31,758	25,688
Restructuring charge	—	2,051	—	2,051
Provision and funding of affiliated dot com company operations	308	107	3,071	742
Depreciation and amortization	12,423	12,519	36,514	38,258

Total operating expenses	82,012	63,906	254,341	200,306
Operating income (loss)	17,789	9,906	49,978	32,790
Other income (expense):
Interest expense, net	(17,268)	(15,682)	(52,638)	(40,150)
Write-off of deferred financing costs	—	(11,324)	—	(11,324)
Other income (expense)	(385)	(733)	1,148	(585)

Loss from continuing operations before income tax expense and minority interests	136	(17,833)	(1,512)	(19,269)
Provision (benefit) for income taxes	3,113	(177)	9,671	119
Minority interests	(267)	(141)	(704)	(334)

Loss from continuing operations	(3,244)	(17,797)	(11,887)	(19,722)
Income (loss) from operations of discontinued businesses	(6,604)	(352)	(9,642)	2,969

Net income (loss)	$(9,848)	$(18,149)	$(21,529)	$(16,753)

        The following table reconciles EBITDA to cash flows provided by operating activities for each period presented:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
In thousands
EBITDA	$29,940	$22,278	$85,773	$70,699
Depreciation and amortization	(12,423)	(12,519)	(36,514)	(38,258)
Minority interests (excluding depreciation and amortization)	272	147	719	349

Operating income (loss)	17,789	9,906	49,978	32,790
Interest expense	(17,268)	(15,682)	(52,638)	(40,150)
Write-off of deferred financing costs	—	(11,324)	—	(11,324)
Other income (expense)	(385)	(733)	1,148	(585)
(Provision) benefit for income taxes	(3,113)	177	(9,671)	(119)
Minority interests	(267)	(141)	(704)	(334)
Income (loss) from operations of discontinued businesses	(6,604)	(352)	(9,642)	2,969

Net income (loss)	(9,848)	(18,149)	(21,529)	(16,753)
Gain on sale of business	(109)	(37)	(1,179)	—
Goodwill impairment	6,150	—	15,570	—
Write-off of deferred financing costs	—	11,324	—	11,324
Depreciation and amortization	12,469	12,866	36,777	39,393
Deferred income taxes	3,150	—	6,890	660
Other non-cash items	628	3,917	2,488	5,417
Changes in operating assets and liabilities	3,343	(1,758)	(27,204)	(19,481)

Net cash (used in) provided by operating activities	$15,783	$8,163	$11,813	$20,560

Use of Non-GAAP Financial Information

        To supplement our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States ("GAAP"), we use non-GAAP measures, such as EBITDA, which are derived from results based on GAAP. The presentation of this additional information is not meant to be considered superior to, in isolation of, or as a substitute for results prepared in accordance with GAAP.

        We define "EBITDA" as operating income or loss plus amortization and depreciation less amounts attributable to minority interest. EBITDA is a key liquidity measure but should not be construed as an alternative to cash flows from operating activities or operating income (as determined in accordance with GAAP) or as a measure of our profitability or performance. We provide information about EBITDA because we believe it is a useful way for us and our investors to measure our ability to satisfy cash needs, including interest payments on our debt, taxes and capital expenditures. GAAP requires us to provide information about cash flow generated from operations. However, GAAP cash flow from operations is reduced by the amount of interest and tax payments and also takes into account changes in net current liabilities (e.g., changes in working capital) that do not impact net income. Because changes in working capital can reverse in subsequent periods, and because we want to provide information about cash available to satisfy interest and income tax expense (by showing our cash flows before deducting interest and income tax expense), we are also presenting EBITDA information. Our definition of EBITDA does not take into account our working capital requirements, debt service requirements or other commitments. Accordingly, EBITDA is not necessarily indicative of amounts of cash that may be available to us for discretionary purposes. Our method of computation may not be comparable to other similarly titled measures of other companies. Additionally, our management uses EBITDA to determine our compliance with key financial covenants under our existing Credit Facility, which impact the amount of indebtedness we are permitted to incur. The definition of EBITDA in our existing credit facility is based, in part, on our EBITDA and includes other adjustments described in our credit agreement.

For more information, please contact:

Tammy Lillo
Investor Relations
218-723-9291
 tlillo@advanstar.com

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Advanstar Communications Inc. Summary Financial Information (Unaudited) (in thousands)
Advanstar Communications Inc. Statements of Operations (Unaudited) (in thousands)